Exhibit 99

NEWS RELEASE

Contact: Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com Ms. Katie Soule Investor Relations Analyst 804.967.5809 InvestorRelations@saxonmtg.com

For Release May 5, 2005 at 7PM EST

Saxon Capital, Inc. Reports First Quarter 2005 Operating Results

Diluted EPS $0.63 per share for the Quarter

GLEN ALLEN, VA. (May 5, 2005) - Saxon Capital, Inc. (“Saxon”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced first quarter 2005 net income of $31.7 million or $0.63 per share diluted, compared to $19.7 million or $0.63 per share diluted for the first quarter of 2004, and $30.1 million or $.60 per share diluted for the fourth quarter of 2004.

Operational Highlights
·	Mortgage loan production (excluding called loans) for the first quarter of 2005 increased 25% compared to the first quarter of 2004, and decreased 16% compared to the fourth quarter of 2004.
·	Net mortgage loan portfolio increased 1.7% to $6.1 billion at March 31, 2005, from $6.0 billion at December 31, 2004, and increased 24% from $4.9 billion at March 31, 2004.
·	Third party servicing portfolio for the first quarter of 2005 increased 198% compared to the first quarter of 2004 and increased 9% compared to the fourth quarter of 2004.

Financial Performance
Net interest income was $58.9 million for the first quarter of 2005, compared to $57.8 million for the first quarter of 2004 and $57.0 million for the fourth quarter of 2004. Net interest margin was 3.9% for the first quarter of 2005 compared to 4.9% for the first quarter of 2004 and 4.0% for the fourth quarter of 2004. Net interest margin is calculated as net interest income divided by average interest-earning assets. Average interest-earning assets are calculated using a daily average balance over the time period indicated. Net interest margin after provision for mortgage loan losses was 3.5% for the first quarter 2005, compared to 4.6% for the first quarter of 2004 and 3.1% for the fourth quarter of 2004. Net interest margin after provision for mortgage loan losses is calculated as net interest income after provision for mortgage loan losses divided by average interest-earning assets.

The decrease in net interest margin was attributable primarily to the continued rise in 1-month LIBOR, which impacted the Company’s long term and short term financing. As of March 31, 2005, 1-month LIBOR had increased approximately 180 basis points since March 31, 2004, and approximately 50 basis points since December 31, 2004. Net interest margin after provision for mortgage loan losses increased due to lower provision requirements for the first quarter of 2005, resulting from a $98 million decrease in delinquencies on our mortgage loan portfolio from the fourth quarter of 2004 to the first quarter of 2005.

During the first quarter of 2005, the Company recognized an unrealized hedge gain of approximately $22.1 million (on a pre-tax basis), which is reflected as a component of shareholders’ equity in accumulated other comprehensive income on the condensed consolidated balance sheet as of March 31, 2005. The Company’s deferred hedge gain is accreted into income as a reduction of interest expense in the condensed consolidated statement of operations in future periods. For the first quarter of 2005, the hedge gain resulted in a $255 thousand decrease of interest expense, as compared to a $2.1 million hedge loss that was amortized as an increase to interest expense in the fourth quarter of 2004.

Servicing income, net of amortization and impairment, was $13.6 million for the first quarter 2005, compared to $4.9 million for the first quarter of 2004 and $13.4 million for the fourth quarter of 2004. During the first quarter 2005, Saxon purchased servicing rights to $3.1 billion in mortgage loan pools. Saxon’s third party servicing portfolio grew 9% to $15.5 billion at March 31, 2005, compared to $14.2 billion at December 31, 2004.

Total net revenues for the first quarter of 2005 were $68.5 million, compared to $61.4 million for the first quarter of 2004 and $58.0 million for the fourth quarter of 2004.

Total expenses, which include payroll and related expenses, general and administrative expenses and other expenses, were $40.7 million for the first quarter of 2005, compared to $31.0 million for the first quarter of 2004 and $41.3 million for the fourth quarter of 2004.

Payroll and related expenses increased from the fourth quarter of 2004 to the first quarter of 2005 due to the issuance of restricted stock units in the first quarter of 2005, the cost of which is amortized over the relevant vesting period, as well as to the severance expense related to the closing of four retail branches and lower FAS 91 deferral due to the decreased number of mortgage loans funded in the first quarter of 2005. General and administrative expenses decreased from the fourth quarter of 2004 to the first quarter of 2005 due to a decrease in accounting fees and consulting services.

During the first quarter of 2005, the Company closed four retail branches. The closing of these retail branches is expected to reduce the fixed cost structure of the Company’s retail channel. The Company recognized $0.3 million of expense during the first quarter of 2005 in connection with the branch closings.

Cost to service decreased to 20 basis points for the first quarter of 2005 from 24 basis points for the fourth quarter of 2004 and 26 basis points for the first quarter of 2004. Production related payroll and expenses, and general and administrative expenses increased slightly from the fourth quarter of 2004 to the first quarter of 2005 due to the closing of the retail branches. Total net cost to produce was 3.27% of total loan production for the first quarter of 2005, compared to 3.54% for the first quarter of 2004 and 2.84% for the fourth quarter of 2004.

Cost to service and total net cost to produce are measures defined by the Securities and Exchange Commission as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information about the efficiency of the Company's processes to its investors. Tables reconciling the Company's calculation of cost to service and total net cost to produce to GAAP results are set forth in Exhibit A.

Portfolio Credit Performance
Net mortgage loan portfolio totaled $6.1 billion at March 31, 2005, an increase of 24% from March 31, 2004 and an increase of 1.7% from December 31, 2004. Seriously delinquent (60+ days past due) loans were 5.7% of net mortgage loan portfolio at March 31, 2005, compared to 7.0% at March 31, 2004 and 6.6% at December 31, 2004. Saxon’s allowance for loan losses was $33.6 million at March 31, 2005, compared to $33.8 million at March 31, 2004, and $37.3 million at December 31, 2004. Allowance for loan losses as a percentage of net mortgage loan portfolio balance decreased to .55% at March 31, 2005 from .69% at March 31, 2004, and decreased from .62% at December 31, 2004. Allowance for loan losses as a percentage of total delinquency and serious delinquency was 6.3% and 11.3% for the first quarter 2005 compared to 5.9% and 10.9% for the fourth quarter 2004 (excludes real estate owned delinquencies). Overall delinquencies decreased $98 million from December 31, 2004 to March 31, 2005. The Company continues to experience lower static pool losses on the 2003 and 2004 portfolio vintages compared to the 2001 and 2002 portfolio vintages. Approximately 70% of first quarter charge-offs were related to loans produced in 2001 and 2002.

Loan Production
Mortgage loan production volume (excluding called loans) was $805.2 million for the first quarter of 2005, an increase of 25% compared to the first quarter of 2004, and a decrease of 16% from the fourth quarter of 2004.

Saxon’s wholesale mortgage loan production was $342.5 million during the first quarter of 2005, an increase of 14% over the first quarter of 2004, and a decrease of 10% from the fourth quarter of 2004. Saxon’s retail mortgage loan production was $202.0 million during the first quarter of 2005, an increase of 2% over the first quarter of 2004, and a decrease of 21% from the fourth quarter of 2004. Saxon’s correspondent flow mortgage loan production was $222.8 million during the first quarter of 2005, an increase of 101% over the first quarter of 2004, and a decrease of 15% from the fourth quarter of 2004. Correspondent bulk mortgage loan production was $37.9 million during the first quarter of 2005, an increase of 16% from the first quarter of 2004, and a decrease of 41% from the fourth quarter of 2004.

Whole Loan Sales
During the first quarter of 2005, Saxon sold $161.7 million in first and second lien mortgage pools, recognizing a net gain of 1.1%.

Loan Servicing
Saxon’s third party servicing portfolio was $15.5 billion at March 31, 2005, an increase of 198% from March 31, 2004, and an increase of 9% from December 31, 2004, resulting from the purchase of additional third party servicing rights. During the first quarter of 2005, Saxon purchased third party servicing rights to service approximately $3.1 billion of mortgage loans, which have annual servicing fees of approximately 50 basis points.

Liquidity
At March 31, 2005, Saxon had $1.7 billion in committed facilities and $208.6 million in working capital, compared to $1.6 billion in committed facilities and $134.3 million in working capital at March 31, 2004. It is common business practice to define working capital as current assets less current liabilities. However, the Company does not have a classified balance sheet and therefore calculates working capital using an internally defined formula, which is generally calculated as unrestricted cash and investments as well as unencumbered mortgage loans and servicing advances that can be pledged against existing committed facilities and converted to cash in five days or less. Management believes that this working capital calculation provides a better indication of the Company’s liquidity available to conduct business at the time of calculation. A reconciliation between the Company’s working capital calculation and the common definition of working capital is presented in exhibit A.

During the first quarter of 2005, Saxon priced and closed a $1.0 billion asset-backed securitization, Saxon Asset Securities Trust 2005-1.

Recent Developments
On April 19, 2005, Saxon announced its first quarter cash dividend of $.55 per share of common stock payable May 11, 2005 to shareholders of record at the close of business on April 29, 2005.

On May 4, 2005, the Company announced an agreement to sell five retail branches located in Connecticut, Maryland, North Carolina, New Jersey, and Texas to Bravo Credit Corporation, a wholly owned subsidiary of ECC Capital Inc. Also pursuant to the agreement, Bravo will offer employment to all employees at the five retail locations as well as the Tampa, Florida retail location.

Annual GAAP Income to REIT Income Reconciliation
As a REIT, Saxon is required to distribute at least 90% of its annual REIT taxable income to shareholders. Federal tax laws calculate REIT taxable income in a manner that, in certain respects, differs from the calculation of consolidated net income pursuant to generally accepted accounting principles (GAAP). For example, items such as loan production expenses, loan losses, and equity-based compensation expenses may cause differences to arise between tax and GAAP income. REIT taxable income will exclude the income of the REIT’s taxable REIT subsidiaries except to the extent its taxable REIT subsidiary distributes income to the REIT as a dividend. Saxon expects to reconcile its GAAP income to REIT taxable income annually.

Conference Call
Saxon will host a conference call for analysts and investors at 11 a.m. Eastern Time on Friday, May 6, 2005. For a live Internet broadcast of this conference call, please visit Saxon’s investor relations website at www.saxoncapitalinc.com. To participate in the call, contact Katie Soule at 804-967-5809 or Bobbi Roberts at 804-967-7879. A replay will be available shortly after the call and will remain available until 11:59 p.m. Eastern Time, May 13, 2005. The replay will be available on Saxon’s website or at 800-475-6701 using the ID number 778367.

About Saxon
Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of brokers, correspondents, and retail branches. As of March 31, 2005, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $21.5 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements
Statements in this news release reflecting Saxon’s future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty that could affect Saxon’s future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from its plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan production growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of May 5, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Saxon Capital, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except for share data)
(unaudited)

	March 31,	December 31,
	2005	2004
Assets

Cash	$16,674	$12,852
Accrued interest receivable	55,618	56,132
Trustee receivable	116,922	112,062

Mortgage loan portfolio	6,112,766	6,027,620
Allowance for loan losses	(33,580)	(37,310)
Net mortgage loan portfolio	6,079,186	5,990,310

Restricted cash	1,100	1,495
Servicing related advances	117,242	113,129
Mortgage servicing rights, net	110,100	98,995
Real estate owned	25,432	24,860
Derivative assets, including cash margin	27,738	11,801
Deferred tax asset	34,149	27,825
Other assets	78,988	89,670

Total assets	$6,663,149	$6,539,131

Liabilities and shareholders' equity

Liabilities:
Accrued interest payable	$8,210	$8,045
Dividend payable	-	28,909
Warehouse financing	269,069	600,646
Securitization financing	5,690,070	5,258,344
Derivative liabilities	4,228	1,809
Other liabilities	17,680	22,449

Total liabilities	5,989,257	5,920,202

Shareholders' equity

Common stock, $0.01 par value per share, 100,000,000 shares
authorized; shares issued and outstanding: 49,884,038 as of
March 31, 2004 and 49,849,386 as of December 31, 2004	499	498
Additional paid-in capital	626,266	625,123
Accumulated other comprehensive income (loss), net of tax benefit (loss) of $2,652 and $(2,446)	18,242	(3,842)
Net retained earnings (accumulated deficit):
Cumulative dividends declared	(114,641)	(114,641)
Retained earnings	143,526	111,791
Net retained earnings (accumulated deficit):	28,885	(2,850)

Total shareholders' equity	673,892	618,929

Total liabilities and shareholders' equity	$6,663,149	$6,539,131

Saxon Capital, Inc.
Condensed Consolidated Statement of Operations
(Dollars in thousands, except for share data)
(unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2005	2004	2004	2004	2004
Revenues:
Interest income	$114,063	$105,640	$99,657	$99,051	$90,999
Interest expense	(55,172)	(48,660)	(37,933)	(36,045)	(33,167)
Net interest income	58,891	56,980	61,724	63,006	57,832
Provision for mortgage loan losses	(5,699)	(12,879)	(14,730)	(10,160)	(3,878)
Net interest income after provision for mortgage loan losses	53,192	44,101	46,994	52,846	53,954
Servicing income, net of amortization and impairment	13,566	13,442	8,371	6,931	4,892
Gain on sale of mortgage assets	1,701	421	220	308	2,551
Total net revenues	$68,459	$57,964	$55,585	$60,085	$61,397

Expenses:
Payroll and related expenses	21,751	19,337	20,132	18,439	16,415
General and administrative expenses	16,020	19,063	13,841	12,482	11,987
Other expenses	2,918	2,919	2,371	2,823	2,637
Total expenses	40,689	41,319	36,344	33,744	31,039

Income before taxes	27,770	16,645	19,241	26,341	30,358
Income tax (benefit) expense	(3,965)	(13,495)	(19,044)	8,893	10,666

Net income	$31,735	$30,140	$38,285	$17,448	$19,692

Basic earnings per share	$0.64	$0.60	$1.21	$0.61	$0.69
Diluted earnings per share	$0.63	$0.60	$1.14	$0.56	$0.63

Saxon Capital, Inc.
Supplemental Data

The following supplemental data is considered to be either relevant GAAP information or operational data other than as disclosed.

	Qtr	Qtr	Qtr	Qtr	Qtr
($ in thousands, except share data)	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Production Statistics
Volume
Wholesale	$342,514	$378,790	$394,891	$425,415	$301,206
Retail	201,979	255,156	247,474	264,619	197,511
Correspondent flow	222,759	260,938	267,086	208,320	111,006
Correspondent bulk	37,900	64,198	39,660	45,601	32,720
Called loans (1)	-	83,269	50,476	-	136,291
Net Cost to Produce (2)
Wholesale	2.99%	2.83%	2.67%	2.63%	3.28%
Retail	3.96%	2.38%	2.62%	2.28%	3.58%
Correspondent (3)	3.11%	3.21%	3.07%	3.21%	4.06%
Total Production	3.27%	2.84%	2.79%	2.69%	3.54%
Cost to service	0.20%	0.24%	0.20%	0.22%	0.26%
Credit Quality (4)
Average loan-to-value	78.5%	80.2%	80.3%	80.2%	80.1%
Credit score	617	615	622	627	618
Fixed weighted average coupon	7.9%	8.3%	8.2%	7.2%	8.2%
ARM weighted average coupon	7.0%	7.0%	7.0%	6.9%	7.2%
Total weighted average coupon	7.2%	7.3%	7.3%	7.0%	7.6%
Portfolio Statistics
Owned portfolio weighted average credit score	616	617	617	614	611
Owned portfolio weighted average coupon	7.5%	7.6%	7.7%	7.8%	8.1%
Owned portfolio principal balance (at period end)	$6,035,444	$5,950,965	$5,575,386	$5,215,050	$4,918,253
Owned portfolio seriously delinquent (5)	5.7%	6.6%	6.6%	6.5%	7.0%
Non-GAAP owned net losses on liquidated loans - quarter ended trust basis (6)	11,273	14,474	10,862	11,007	10,381
GAAP owned net losses on liquidated loans - quarter ended (6)	8,893	11,014	11,908	9,497	13,350
Total serviced portfolio principal balance (at period end)	21,518,419	20,165,942	16,098,212	11,364,002	10,127,216
Total serviced portfolio seriously delinquent (5)	5.0%	5.3%	5.8%	7.2%	7.9%
Total serviced net losses on liquidated loans - quarter ended trust basis	21,817	25,433	22,060	29,396	26,982
Key Ratios
Average interest earning assets (7)	$6,025,904	$5,642,337	$5,375,840	$4,986,364	$4,726,335
Average assets (8)	6,601,140	6,429,964	5,984,834	5,698,349	5,403,454
Average equity (8)	646,411	659,747	545,933	375,976	352,849
Return on average assets (ROA) (9)	1.9%	1.9%	2.6%	1.2%	1.5%
Return on average equity (ROE) (9)	19.6%	18.3%	28.1%	18.6%	22.3%
Average equity/average assets	9.8%	10.3%	9.1%	6.6%	6.5%
Debt to equity	8.9	9.6	8.0	13.4	14.9
Interest income/average interest earning assets (9)	7.6%	7.5%	7.4%	7.9%	7.7%
Interest expense/average interest earning assets (9)	3.7%	3.4%	2.8%	2.9%	2.8%
Net interest margin/average interest earning assets (9) (10)	3.9%	4.0%	4.6%	5.1%	4.9%
Net interest margin after provision for mortgage loans losses (9)(10)	3.5%	3.1%	3.5%	4.2%	4.6%
Operating expenses/servicing portfolio (9)	0.8%	0.8%	0.9%	1.2%	1.2%
Operating expenses/average assets (9)	2.5%	2.6%	2.4%	2.4%	2.3%
Efficiency ratio (11)	59.4%	71.3%	65.4%	56.2%	50.6%
Non-GAAP adjusted efficiency ratio (12)	55.7%	58.7%	46.8%	44.5%	49.5%
Common Stock Data
Basic earnings per share	$0.64	$0.60	$1.21	$0.61	$0.69
Diluted earnings per share	$0.63	$0.60	$1.14	$0.56	$0.63
Shares used to compute basic EPS	49,850	49,844	31,525	28,703	28,671
Shares used to compute diluted EPS	50,463	49,854	33,565	31,196	31,407
Shares outstanding (period end)	49,884	49,849	49,844	28,731	28,691
Common Stock Price (13)
High	$24.28	$26.58	$29.15	$28.97	$30.75
Low	$16.33	$18.25	$20.85	$21.60	$26.82
Period End	$17.20	$23.99	$21.50	$22.83	$28.40
Book value per share (period end)	$13.51	$12.42	$14.06	$13.62	$12.57

(1)	Called loans are mortgages purchased from the SAST 98-1, 98-2, 98-3, 98-4, 99-1 and 99-4 securitizations pursuant to the clean-up call provision of the trust.
(2)	Net cost to produce is defined as general and administrative costs and premium paid, net of fees collected, divided by loan production. See net cost to produce calculation in Exhibit A.
(3)
Beginning January 1, 2005, Correspondent flow and bulk g&a, premium, and fees are combined to calculate net cost to produce for the Correspondent business channel. Prior periods have been recalculated to show Correspondent channel as a whole.

(4)
Credit quality statistics for quarters ended December 31, 2004, September 30, 2004, and March 31, 2004 include called loan statistics. In addition, all quarters presented include second mortgages originated and sold.

(5)	Seriously delinquent is defined as 60 plus days past due.
(6)
 GAAP requires losses to be recognized immediately upon the loan transferring to real estate owned. The trust does not recognize a loss on real estate owned property until it is sold, which causes a timing difference between GAAP and trust losses. In addition, trust losses exclude losses resulting from a delinquent loan sale.
Exhibit A provides a reconcilation of GAAP to trust losses.

(7)	Average interest earning assets is a daily average balance of loans in the net mortgage loan portfolio.
(8)
Average assets is calculated by adding current quarter and previous quarter total assets, then dividing by 2.
Average equity is calculated by adding current quarter and previous quarter total shareholders' equity, then dividing by 2.

(9)	Ratios are annualized.
(10)
 Net interest margin is calculated as the difference between interest income and interest expense divided by average interest earning assets.

(11)	Efficiency ratio is calculated as total expenses divided by total net revenues.
(12)	See Exhibit A for a reconciliation of the calculation for non-GAAP adjusted efficiency ratio.
(13)	Represents actual stock prices during quarter. A $4.00 per share merger consideration was paid during the third quarter 2004.

Saxon Capital, Inc.
Selected Quarterly Mortgage Loan Portfolio Data

	Qtr	Qtr	Qtr	Qtr	Qtr
	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004 (1)
Summary by Product Type
Adjustable rate - Floating	0.40%	0.45%	0.48%	0.56%	0.62%
Adjustable rate - Interest only	21.95%	18.23%	14.38%	8.54%	4.52%
Adjustable rate - 2 / 3 / 5 year hybrids	44.23%	45.48%	46.98%	51.20%	56.31%
Fixed rate - 15 / 30 year	25.44%	27.00%	28.51%	29.48%	28.46%
Fixed rate - Interst only	2.21%	2.38%	2.58%	2.63%	1.84%
Fixed rate - Balloons / Other	5.77%	6.47%	7.07%	7.59%	8.26%

Summary by Credit Grade
Above 650
Percent of total	28.14%	29.01%	28.82%	27.59%	26.11%
Weighted average coupon - Total	6.70%	6.74%	6.82%	6.91%	7.11%
Weighted average coupon - Fixed	7.00%	7.05%	7.08%	7.10%	7.32%
Weighted average coupon - Adjustable	6.48%	6.50%	6.58%	6.71%	6.89%
Weighted average initial LTV	78.80%	78.43%	77.92%	77.64%	77.01%
Weighted average median credit score	691	692	692	692	692
601 to 650
Percent of total	30.49%	30.00%	29.98%	29.67%	28.57%
Weighted average coupon - Total	7.11%	7.19%	7.28%	7.41%	7.65%
Weighted average coupon - Fixed	7.51%	7.56%	7.58%	7.63%	7.86%
Weighted average coupon - Adjustable	6.89%	6.95%	7.07%	7.24%	7.48%
Weighted average initial LTV	79.39%	79.34%	79.18%	79.04%	78.70%
Weighted average median credit score	625	625	625	626	626
551 to 600
Percent of total	24.84%	24.08%	23.83%	23.97	24.81%
Weighted average coupon - Total	7.77%	7.89%	8.02%	8.17%	8.40%
Weighted average coupon - Fixed	8.19%	8.24%	8.29%	8.37%	8.66%
Weighted average coupon - Adjustable	7.61%	7.74%	7.88%	8.08%	8.29%
Weighted average initial LTV	78.72%	78.93%	78.92%	79.18%	79.29%
Weighted average median credit score	578	578	578	578	577
526 to 550
Percent of total	8.91%	9.00%	9.30%	9.92%	10.84%
Weighted average coupon - Total	8.73%	8.86%	8.97%	9.09%	9.24%
Weighted average coupon - Fixed	9.33%	9.41%	9.48%	9.58%	9.79%
Weighted average coupon - Adjustable	8.57%	8.70%	8.81%	8.94%	9.09%
Weighted average initial LTV	78.83%	79.57%	79.65%	79.84%	79.91%
Weighted average median credit score	539	539	539	538	538
525 and below
Percent of total	7.01%	7.24%	7.37%	8.05%	8.77%
Weighted average coupon - Total	9.49%	9.64%	9.79%	9.94%	10.07%
Weighted average coupon - Fixed	10.40%	10.48%	10.52%	10.60%	10.76%
Weighted average coupon - Adjustable	9.28%	9.43%	9.60%	9.76%	9.88%
Weighted average initial LTV	77.74%	78.19%	78.13%	78.18%	78.10%
Weighted average median credit score	511	510	510	509	508
Unavailable
Percent of total	0.61%	0.68%	0.70%	0.80%	0.90%

Summary by Income Documentation
Full documentation	72.91%	72.46%	72.15%	72.42%	72.09%
Limited documentation	4.08%	4.26%	4.52%	4.81%	5.08%
Stated income	23.02%	23.28%	23.33%	22.77%	22.83%

Summary by Borrower Purpose
Cash-out refinance	69.50%	68.38%	68.23%	69.00%	68.90%
Purchase	22.34%	23.00%	22.75%	21.47%	21.19%
Rate or term refinance	8.15%	8.61%	9.02%	9.53%	9.91%

(1) The summary by credit grade and by product type data for quarter ended March 31, 2004 is presented differently than originally reported in the Form 10-Q filed May 13, 2004.
This is due to the Company's change in credit grade classification and break-out of additional product types.

Saxon Capital, Inc.
Selected Quarterly Mortgage Loan Production Data

	Qtr	Qtr	Qtr	Qtr	Qtr
	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004 (1)
Overall Summary ($ in thousands) (2)
Total Loan Production	$805,151	$1,042,351	$999,588	$943,955	$778,734
Average principal balance per loan	$165	$148	$147	$156	$123
Number of loans originated	4,870	7,063	6,799	6,043	6,356

Summary by Product Type (2)
Adjustable rate - Floating	0.13%	0.28%	0.26%	0.01%	0.76%
Adjustable rate - Interest only	41.84%	35.41%	37.04%	29.05%	18.05%
Adjustable rate - 2 / 3 / 5 year hybrids	40.71%	43.15%	35.83%	32.37%	37.15%
Fixed rate - 15 / 30 year	12.41%	13.98%	17.64%	26.08%	32.11%
Fixed rate - Interst only	0.41%	0.75%	1.38%	5.69%	2.74%
Fixed rate - Balloons / Other	4.49%	6.44%	7.85%	6.80%	9.17%

Summary by Credit Grade (2)
Above 650
Percent of total	27.66%	28.16%	31.97%	34.52%	29.81%
Weighted average coupon - Total	6.86%	6.81%	6.92%	6.59%	7.11%
Weighted average coupon - Fixed	7.82%	8.13%	8.07%	7.02%	7.77%
Weighted average coupon - Adjustable	6.55%	6.30%	6.37%	6.21%	6.39%
Weighted average initial LTV	81.67%	81.93%	81.79%	81.49%	80.86%
Weighted average median credit score	688	688	690	692	684
601 to 650
Percent of total	32.78%	30.46%	31.07%	32.76%	29.24%
Weighted average coupon - Total	6.93%	7.00%	7.10%	6.83%	7.26%
Weighted average coupon - Fixed	7.81%	8.18%	8.13%	7.22%	7.82%
Weighted average coupon - Adjustable	6.73%	6.66%	6.68%	6.56%	6.76%
Weighted average initial LTV	78.83%	80.77%	80.34%	80.94%	81.06%
Weighted average median credit score	625	624	624	625	624
551 to 600
Percent of total	26.14%	25.61%	23.40%	20.71%	23.47%
Weighted average coupon - Total	7.24%	7.44%	7.49%	7.23%	7.83%
Weighted average coupon - Fixed	7.77%	8.17%	8.14%	7.21%	8.42%
Weighted average coupon - Adjustable	7.16%	7.29%	7.31%	7.25%	7.46%
Weighted average initial LTV	77.10%	78.80%	78.97%	78.35%	78.83%
Weighted average median credit score	576	578	579	579	582
526 to 550
Percent of total	7.75%	8.18%	7.33%	6.74%	9.33%
Weighted average coupon - Total	7.92%	8.30%	8.32%	8.10%	8.58%
Weighted average coupon - Fixed	8.65%	8.85%	9.10%	8.05%	9.18%
Weighted average coupon - Adjustable	7.83%	8.20%	8.12%	8.11%	8.31%
Weighted average initial LTV	74.14%	78.46%	78.97%	77.42%	78.81%
Weighted average median credit score	539	539	544	539	547
525 and below
Percent of total	5.56%	7.07%	6.01%	5.18%	7.51%
Weighted average coupon - Total	8.58%	8.87%	9.00%	8.83%	9.19%
Weighted average coupon - Fixed	9.16%	10.00%	9.78%	8.98%	9.86%
Weighted average coupon - Adjustable	8.53%	8.74%	8.86%	8.80%	8.88%
Weighted average initial LTV	73.16%	77.64%	79.11%	77.62%	78.65%
Weighted average median credit score	512	512	521	513	528
Unavailable
Percent of total	0.12%	0.52%	0.22%	0.09%	0.64%

Summary by Income Documentation (2)
Full documentation	70.17%	71.69%	69.38%	70.93%	69.95%
Limited documentation	3.22%	3.03%	3.10%	3.38%	5.00%
Stated income	26.60%	25.28%	27.52%	25.69%	25.05%

Summary by Borrower Purpose (2)
Cash-out refinance	73.67%	68.64%	65.39%	66.84%	66.71%
Purchase	22.39%	25.94%	29.68%	26.96%	22.94%
Rate or term refinance	3.94%	5.42%	4.93%	6.20%	10.35%

(1) The summary by credit grade and by product type data for quarter ended March 31, 2004 is presented differently than originally reported in the Form 10-Q filed May 13, 2004.
This is due to the Company's change in credit grade classification and break-out of additional product types.
(2) Includes called loans

Saxon Capital, Inc.
Exhibit A

	Qtr	Qtr	Qtr	Qtr	Qtr
($ in thousands)	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Reconciliation between GAAP and Trust Losses
Losses trust basis	$11,273	$14,474	$10,862	$11,007	$10,381
Loan transfers to real estate owned	6,855	8,558	10,420	8,536	10,963
Realized losses on real estate owned	(8,597)	(11,563)	(9,139)	(8,153)	(9,013)
Timing differences between liquidation and claims processing	(198)	(151)	(497)	(1,158)	294
Loss from delinquent loans sale applied to reserve	-	-	-	-	359
Basis adjustments applied against loss	-	-	-	-	-
Fraud	-	-	-	-	-
Interest not advanced on warehouse	(75)	(173)	(78)	(60)	(43)
Other	(364)	(131)	339	(676)	409
GAAP losses	$8,893	$11,014	$11,908	$9,497	$13,350

Net Cost to Produce (1)
Management believes net cost to produce is beneficial to investors because it provides a measurement of efficiency in the origination process.
The following table demonstrates the Company's calculation of net cost to produce. There is no directly comparable GAAP financial measure to "net cost to produce", the components of which are calculated in accordance with GAAP.

Total expenses
Wholesale G&A	$8,086	$8,024	$7,994	$8,558	$7,514
Retail G&A	13,171	12,638	12,745	12,546	11,937
Correspondent G&A (2)	2,319	2,068	2,246	2,155	1,873
Servicing G&A	10,205	10,881	7,642	6,217	6,526
Administrative G&A	11,826	13,923	12,825	12,372	9,205
Other expenses (3)	1,411	1,459	978	1,248	1,143
Capitalized expenses (4)	(6,329)	(7,674)	(8,086)	(9,352)	(7,159)
Total expenses	$40,689	$41,319	$36,344	$33,744	$31,039

Fees Collected (5)
Wholesale fees collected	$1,073	$1,172	$1,240	$1,337	$975
Retail fees collected	5,169	6,569	6,259	6,510	4,871
Correspondent fees collected (2)	222	258	268	212	125
Total fees collected	$6,465	$7,999	$7,767	$8,058	$5,971

Premium Paid (5)
Wholesale premium	$3,212	$3,860	$3,793	$3,971	$3,330
Correspondent premium (2)	6,013	8,616	7,427	6,208	4,089
Total premium (6)	$9,225	$12,476	$11,221	$10,179	$7,419

Net Cost to Produce - dollars
Wholesale	$10,226	$10,711	$10,547	$11,192	$9,869
Retail	8,001	6,069	6,486	6,037	7,066
Correspondent (2)	8,110	10,427	9,406	8,151	5,838
Total	$26,337	$27,207	$26,439	$25,380	$22,772

Volume
Wholesale	$342,514	$378,790	$394,891	$425,415	$301,206
Retail	201,979	255,156	247,474	264,619	197,511
Correspondent flow	222,759	260,938	267,086	208,320	111,006
Correspondent bulk	37,900	64,198	39,660	45,601	32,720
Total	$805,152	$959,082	$949,112	$943,955	$642,442

Net Cost to Produce - basis points
Wholesale	2.99%	2.83%	2.67%	2.63%	3.28%
Retail	3.96%	2.38%	2.62%	2.28%	3.58%
Correspondent (2)	3.11%	3.21%	3.07%	3.21%	4.06%
Total (6)	3.27%	2.84%	2.79%	2.69%	3.54%

(1) Net cost to produce is defined as general and administrative costs and premium paid, net of fees collected, divided by loan production.
(2) Beginning January 1, 2005, Correspondent flow and bulk g&a, premium, and fees are combined to calculate net cost to produce for the Correspondent business channel.
Prior periods have been recalculated to show the Correspondent channel as a whole.
(3) For purposes of net cost to produce, depreciation is removed from other expenses (as it is presented on the income statement) and is a component of the channel g&a expenses.
(4) Capitalized expenses are origination expenses that are capitalized per FAS 91.
(5) Fees collected and premium are capitalized and held on balance sheet as components of the net mortgage loan portfolio.
(6) Third quarter 2004 premium paid increased by $276 thousand due to an adjustment. Total net cost to produce changed from 2.76% to 2.79% because of this adjustment.

Cost to Service
Management believes cost to service is beneficial to investors because it provides a measurement of efficiency in the servicing channel.
The following table demonstrates the Company's calculation of cost to service.

Servicing G&A	$10,205	$10,881	$7,642	$6,217	$6,526

Average total portfolio balance ($ in thousands)	$20,795,384	$18,371,194	$15,107,928	$11,134,783	$9,926,027

Cost to service (Annualized)	0.20%	0.24%	0.20%	0.22%	0.26%

Reconciliation of non-GAAP adjusted efficiency ratio (1)

Total expenses	$40,689	$41,319	$36,344	$33,744	$31,039
Less: one-time expenses (2)	300	-	3,508	2,598	-
Total adjusted expenses	$40,389	$41,319	$32,836	$31,146	$31,039

Total net revenues	$68,459	$57,964	$55,585	$60,085	$61,397
Add: provision for mortgage loan losses	5,699	12,879	14,730	10,160	3,878
Less: gain on sale of mortgage assets	1,701	421	220	308	2,551
Total adjusted net revenues	$72,457	$70,422	$70,095	$69,937	$62,724

Adjusted efficiency ratio (1)	55.7%	58.7%	46.8%	44.5%	49.5%

(1) Non-GAAP adjusted efficiency ratio is calculated as total adjusted expenses divided by adjusted net revenues.
(2) Total adjusted expenses for first quarter 2005 excludes the $0.3 million expense associated with the four retail branch closings.
Total adjusted expenses for third quarter 2004 excludes the $3.5 million expense associatedwith the REIT conversion.
Total adjusted expenses for second quarter 2004 excludes a $2.6 million severance expense.

Working Capital Reconciliation
Management believes the Company's definition of working capital provides a better indication of how much liquidity the Company has available to conduct business at the time of the calculation.
This following table provides a reconciliation between the Company's working capital calculation and the common definition of working capital.

	March 31, 2005		March 31, 2004
	Saxon Defined	Commonly Defined	Saxon Defined	Commonly Defined
	Working Capital	Working Capital	Working Capital	Working Capital
	($ in thousands)
Unrestricted cash	$16,674	$16,674	$6,795	$6,795
Borrowing availability	65,600	-	32,055	-
Trustee receivable	-	116,922	-	89,797
Accrued interest receivable	-	55,618	-	52,743
Accrued interest payable	-	(8,210)	-	(9,576)
Unsecuritized mortgage loans - payments less than one year	313,747	313,747	225,790	522,284
Warehouse financing facility - payments less than one year	(187,405)	(187,405)	(130,342)	(425,048)
Bonds - repurchase agreement - payments less than one year	-	-	-	(1,320)
Servicing advances	-	117,242	-	90,789
Financed advances - payments less than one year	-	(44,564)	-	(34,025)
Securitized loans - payments less than one year	-	2,002,371	-	1,630,375
Securitized debt - payments less than one year	-	(1,972,828)	-	(1,801,601)
Total	$208,616	$409,567	$134,298	$121,213

It is common business practice to define working capital as current assets less current liabilities. The Company does not have a classified balance sheet and therefore calculates its working capital using its own internally defined formula, which is generally calculated as unrestricted cash and investments as well as unencumbered mortgage loans and servicing advances that can be pledged against existing committed facilities and converted to cash in five days or less.